EXHIBIT 23.2



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 22, 1995, in Amendment No. 2 to the Registration Statement (Form S-1 No. 33-52297) and related Prospectus of Terex Corporation for the Registration of 1,300,000 common stock purchase warrants (the "Series A Warrants") exercisable for shares of its common stock, par value $.01 per share (the "Common Stock"), and the shares of its Common Stock issuable upon exercise or redemption of the Series A Warrants.


ERNST & YOUNG LLP

Greenville, South Carolina
January 24, 1996